                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               SCHULER HOMES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                  99-0351900
------------------------------------------    ---------------------------------
(State of Incorporation or Organization)             (I.R.S. Employer
                                                    Identification No.)

   400 CONTINENTAL BLVD., SUITE 100, EL SEGUNDO, CA             90245
------------------------------------------------------    -----------------
       (Address of Principal Executive Offices)               (Zip Code)



      If this form relates to the                   If this form relates to the
      registration of a class of securities         registration of a class of securities
      pursuant to Section 12(b) of the              pursuant to Section 12(g) of the
      Exchange Act and is effective                 Exchange Act and is effective
      pursuant to General Instruction               pursuant to General Instruction
      A.(c), please check the following             A.(d), please check the following
      box. |_|                                      box. |X|



Securities Act registration statement file number to which this form relates:
        ----------------------
           (If Applicable)

Securities to be registered pursuant to Section 12(b) of the Act:


         Title of Each Class                                 Name of Each Exchange on Which Each
         To be So Registered                                       Class is to be Registered
         -------------------                                 ------------------------------------


--------------------------------------------               ----------------------------------------


--------------------------------------------               ----------------------------------------




Securities to be registered pursuant to Section 12(g) of the Act:

                6.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003
--------------------------------------------------------------------------------
                                (Title of Class)


                            9% SENIOR NOTES DUE 2008
--------------------------------------------------------------------------------
                                (Title of Class)

                                EXPLANATORY NOTE

                  On June 21, 2001, Schuler Residential, Inc. (formerly known as Schuler Homes, Inc.), a Delaware corporation and wholly owned subsidiary of the Registrant ("Schuler Residential"), was merged (the "Merger") with and into the Registrant. In connection with the Merger, the Registrant entered into the Second Supplemental Indenture, dated as of June 21, 2001, by and among the Registrant, Schuler Residential and Bank of Hawaii, acting through its Pacific Century Trust Division, as Trustee (the "Second Supplemental Indenture"), pursuant to which it expressly assumed the obligations of Schuler Residential under the 6.5% Convertible Subordinated Debentures due 2003 and the Subordinated Debentures Indenture. The Second Supplemental Indenture supplemented and amended the Indenture, dated as of January 15, 1993, by and between Schuler Residential and Bishop Trust Company, Limited (as predecessor trustee), as amended and supplemented by the First Supplemental Indenture, dated as of April 2, 2001, by and among Schuler Residential, the Registrant and the Trustee. In connection with the Merger, the Registrant also assumed the obligations of Schuler Residential under the 9% Senior Notes due 2008 and the Senior Notes Indenture pursuant to the Fifth Supplemental Indenture, dated as of June 21, 2001, by and among the Registrant, Schuler Residential, the Guarantors party thereto and U.S. Trust Company, National Association, as trustee (the "Fifth Supplemental Indenture"). The Fifth Supplemental Indenture supplemented and amended the Indenture, dated as of May 6, 1998, by and among Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, N.A, as Trustee, as supplemented by the First Supplemental Indenture, dated as of February 26, 1999, the Second Supplemental Indenture, dated as of July 15, 1999, the Third Supplemental Indenture, dated as of July 27, 2000, and the Fourth Supplemental Indenture, dated as of October 20, 2000.

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

6.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003


                  The 6.5% Convertible Subordinated Debentures due 2003 (the "Debentures") were issued under an Indenture (the "Indenture"), dated as of January 15, 1993, between the Company and Bank of Hawaii, acting through its Pacific Century Trust Division, as Subordinated Debentures Trustee (the "Subordinated Debentures Trustee"), as supplemented by the First Supplemental Indenture, dated as of April 2, 2001, by and among Schuler Residential, the Company and the Subordinated Debentures Trustee. The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement and is also available for inspection at the office of the Subordinated Debentures Trustee, and those terms made part of the Indenture by the reference to the Trust Indenture Act of 1939, as amended. References in italics are to the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference. For purposes of this section, the term "Company" means only Schuler Homes, Inc. and its subsidiaries, unless the context otherwise indicates.

GENERAL

                  The Debentures represent unsecured general obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Debentures," and convertible into Class A Common Stock as described under "Conversion of Debentures." The Debentures will be limited to $557,500,000 principal amount (including $7,500,000 subject to the Underwriters' over-allotment option), will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof and will mature on January 15, 2003. (SECTION 2.03)

                  Trading in the Debentures takes place and is reported on NASDAQ. No assurance can be given, however, as to the liquidity of the Debentures.

                  The Indenture does not contain any restrictions on the payment of dividends, the repurchase of securities of the Company or any financial covenants, nor does the Indenture require the Company to maintain any sinking fund or other reserves for repayment of the Debentures.

                  Interest at an annual rate of 6.5% is payable semiannually on July 15 and January 15 to holders of record at the close of business on the preceding July 1 and January 1, respectively (subject to certain exceptions in the case of Debentures redeemed or converted between a record date and next succeeding interest payment date), and may, at the option of the Company, be paid by check mailed to such holders. (SECTION 2.03)

                  Principal and premium if any, will be payable, and the Debentures, may be presented for conversion, registration of transfer and exchange, without service charge, at an office maintained by the Company, at its option, in Honolulu, Hawaii or New York, New York or at the corporate trust office of the Subordinated Debentures Trustee. (SECTIONS 5.02 AND 15.02)

CONVERSION OF DEBENTURES

                  The holders of Debentures will be entitled at any time prior to the close of business on January 13, 2003, subject to prior redemption or repurchase, to convert any Debentures or portions thereof (in denominations of $1,000 or multiples thereof) into shares of Class A Common Stock of the Company, at the conversion price set forth on the cover page of this Registration Statement, subject to adjustment as described below. (SECTION 15.01) Except as described below, no adjustment will be made on conversion of any Debenture for interest accrued thereon or for dividends on any Class A Common Stock issued. (SECTION 15.02) If any Debenture is convened between a record date for the payment of interest and the next succeeding interest payment date (unless it has been called for redemption within such period), such Debenture must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (SECTION 15.02) The Company is not required to issue fractional shares of Class A Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the last reported sale price of the Class A Common Stock on the last business day prior to the date of conversion. (SECTION 15.03) In the case of Debentures called for redemption or delivered for repurchase (as described below), conversion rights will expire at the close of business on the redemption date or the second trading day preceding the Repurchase Date. In the case of Debentures delivered for redemption between a record date and the next succeeding interest payment date, interest will be payable on such interest payment date for any such Debentures converted during such period. In the case of Debentures delivered for repurchase between a record date and the next succeeding interest payment date, no interest will be paid to the holder of the Debentures on such Repurchase Date, but will instead be paid to the holder of record of the Debenture on the record date. (SECTIONS 2.03, 3.03, 15.01, 15.02 AND 16.02)

                  The conversion price is subject to adjustment under formulas as set forth in the Indenture in certain events, including: (i) the issuance of Class A Common Stock of the Company as a dividend or distribution on the Class A Common Stock; (ii) subdivisions and combinations of the Class A Common Stock;
(iii) the issuance to all holders of Class A Common Stock of certain rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined in the Indenture); (iv) the distribution to all holders of Class A Common Stock any capital stock (other than Class A Common Stock) or evidences of indebtedness of the Company or of assets (excluding certain cash dividends described below) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in this sentence); (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (iv) above) to all holders of Class A Common Stock in an aggregate amount that, combined together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) the aggregate of any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Class A Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the current market price of the Class A Common Stock times the number of shares of Class A Common Stock then outstanding) on the record date for such distribution; and (vi) the purchase of Class A Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Class A Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in (v) above to all holders of Class A Common Stock within the 12 months preceding such tender offer in respect of which no adjustments have been trade, exceeds 10% of the Company's market capitalization on the expiration of such tender offer.
(SECTION 15.05)

                  Subject to the rights of holders of Debentures described below under "Repurchase at Option of Holders Upon a Risk Event," in case of certain reclassifications, consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, each Debenture then outstanding will, without the consent of any holder of Debentures, became convertible only into the kind and amount of shares of stock or other securities, property or assets (including cash) receivable under such reclassification, consolidation, merger or transfer by a holder of the number of shares of Class A Common Stock into which such Debenture might have been converted immediately prior to such reclassification, consolidation, merger or transfer. (SECTION 15.06)

                  No adjustment in the conversion price will be made for cash dividends to the extent paid from accumulated earnings. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. (SECTION 15.05) The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions made by the Company to its stockholders not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock, or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION

                  The Debentures will be redeemable at the option of the Company, on at least 30 but not more than 60 days' notice, as a whole or in part, at any time on or after January 15, 1996, at the following prices (expressed as percentages of the principal amount), together with accrued interest to the date fixed for redemption:

                  If redeemed during the 12-month period beginning January 15:


          YEAR                               PERCENTAGE       YEAR                        PERCENTAGE
          ----                               ----------       ----                        ----------

          1996..........................         103.5%       2000........................   101.5%
          1997..........................         103.0        2001........................   101.0
          1998..........................         102.5        2002........................   100.5
          1999..........................         102.0


and 100% if redeemed on or after January 15, 2003; provided, that if the date fixed for redemption is a July 15 or January 15, then the interest payable on such date (assuming such Debentures are not converted or repurchased prior to such date) shall be paid to the holder of record on the next preceding July 1 or January 1, respectively. (SECTION 3.01)

SUBORDINATION OF DEBENTURES

                  The indebtedness evidenced by the Debentures is subordinate to the prior payment in full of all Senior Indebtedness (as herein defined). No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there shall have occurred and be continuing (a) any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness continuing beyond the period of grace, if any, specified in the instrument or lease evidencing such Senior Indebtedness with respect to Senior Indebtedness in an aggregate principal amount of at least $5,000,000, or
(b) any other default with respect to any Senior Indebtedness permitting the acceleration of the maturity thereof and such default is the subject of a judicial proceeding or the Company receives notice of such a default from certain authorized persons, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. (SECTION 4.02) By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full.

                  Upon any acceleration of the maturity of the principal of the Debentures or any payment by the Company, or distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium if any), and interest on the Debentures is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Indebtedness. (SECTION 4.02) By reason of this provision, in the event of the Company's dissolution or insolvency, holders of Senior Indebtedness may receive more ratably, and holders of the Debentures may receive less ratably, than the other creditors of the Company, including holders of Senior Indebtedness, and such subordination may result in a reduction in or elimination of payments to the holders of the Debentures.

                  The foregoing subordination provisions will not prevent the occurrence of any Event of Default under the Indenture.

                  The term "Senior Indebtedness" means the principal of, premium, if any, and interest on, and any other payment due pursuant to the terms of an instrument (including, without limitation fees, expenses, collection expenses (including attorneys' fees), interest yield amounts, post-petition interest and taxes) creating, securing or evidencing any of the following, whether outstanding on the date of the Indenture or thereafter incurred or created:

                  (a) All indebtedness of the Company for money borrowed or constituting reimbursement obligations with respect to letters of credit (including, but not limited to, any indebtedness, secured by a mortgage, conditional sales contract or other lien which is (i) given to secure all or a part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (ii) existing on property at the time of acquisition thereof);

                  (b) All indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;

                  (c) All lease obligations of the Company which are capitalized on the books of the Company in accordance with generally accepted accounting principles;

                  (d) Any indebtedness or other obligations of the Company with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements designed to protect against fluctuations in currency exchange or interest rates;

                  (e) All indebtedness of others of the kinds described in either of the preceding clauses (a), (b) or (d) and all lease obligations of others of the kind described in the preceding clause (c) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

                  (f) All renewals, deferrals, increases, extensions or refundings of and modifications to indebtedness of the kinds described in any of the preceding clauses (a), (b), (d) and
                  (e) and all renewals or extensions of leases of the kinds described in either of the preceding clauses (c) or (d);

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension, deferral, increase, modification or refunding is not superior in right of payment to the Debentures or is expressly subordinate by its terms in right of payment to all other indebtedness of the Company (including the Debentures). (SECTION 1.01)

                  As of June 20, 2001, the Company had Senior Indebtedness (excluding accrued interest and premium, if any) of $562,691,000.00. The amount of Senior Indebtedness may change in the future. The Indenture contains no limitations on the incurrence of Senior Indebtedness.

EVENTS OF DEFAULT AND REMEDIES

                  An Event of Default is defined in the Indenture as being: (i) default for 30 days in payment of any installment of interest on the Debentures;
(ii) default in payment of the principal of or premium, if any, on any of the Debentures; (iii) default by the Company for 45 days after written notice in the observance or performance of any other covenant in the Indenture; (iv) a default under any indebtedness for money borrowed by the Company, which default shall constitute a failure to pay any portion of such indebtedness in an amount exceeding $3,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an amount exceeding $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture; (v) certain events whether voluntary or involuntary involving bankruptcy, insolvency or reorganization of the Company; or (vi) a default in the payment of the Repurchase Price (as defined) in respect of any Debenture on the Repurchase Date (as defined) in accordance with the provisions of Article Sixteen of the Indenture. (SECTION 7.01) The Indenture provides that the Subordinated Debentures Trustee may withhold notice to the holders of Debentures of any Default (defined as any of the events (i) through (vi) not including any periods of grace or giving of notice), except in the case of default in the payment of principal of or interest on the Debentures, if the Subordinated Debentures Trustee in good faith determines it in the interest of the holders of the Debentures to do so. (SECTION 7.08)

                  The Indenture provides that if any Event of Default shall have occurred and be continuing, the Subordinated Debentures Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal and interest accrued thereon of all the Debentures to be due and payable immediately, but if the Company shall cure all Defaults (except the nonpayment of interest on and principal premium, if any, of any Debentures which shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority of principal amount of the Debentures then outstanding. (SECTION 7.01)

                  The holders of a majority in aggregate principal amount of the Debentures then outstanding have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Debentures Trustee subject to certain limitations specified in the Indenture. (SECTION 7.07)

REPURCHASE AT OPTION OF HOLDERS UPON A RISK EVENT

                  Upon the occurrence of a Risk Event (as defined below), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Debentures, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price equal to 100% of the principal amount of the Debentures to be repurchased (the "Repurchase Price"), together with accrued interest to the Repurchase Date. (SECTION 16.01)

                  The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Class A Common Stock valued at 95% of the average of the closing prices of the Class A Common Stock for the five trading days ending on the third trading day preceding the Repurchase Date; provided that payment may not be made in Class A Common Stock unless such stock is listed on a national securities exchange or quoted on the NASDAQ National Market System at the time of payment. (SECTION 16.01) In the event the Company becomes obligated to repurchase some or all of the Debentures, the Company anticipates that it would either finance the Repurchase Price with its available cash and short-term investments, through available bank credit facilities, or through a public or private issuance of debt or equity securities or issue Class A Common Stock as payment of the Repurchase Price.

                  Within 30 days after the occurrence of a Risk Event, the Company is obligated to mail to all holders of record of the Debentures a notice (the "Company Notice") of the occurrence of such Risk Event and of the repurchase right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Subordinated Debentures Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in the City of Honolulu, Hawaii and the City of New York. To exercise the repurchase right, a holder of Debentures must deliver on or before the 30th day after the date of the Company Notice written notice (which notice shall be irrevocable except as otherwise required by applicable law) to the Subordinated Debentures Trustee of the holder's exercise of such right, together with the Debentures with respect to which the right is being exercised, duly endorsed for transfer to the Company. At least two business days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or in Class A Common Stock. (SECTION 16.02) The Company will comply with all applicable tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with a Risk Event. Compliance with current tender offer requirements would require that the Company give the notice regarding the consideration that will constitute the Repurchase Price ten business days in advance of the time that holders are required to elect whether or not to require the Company to repurchase their Debentures.

                  A Risk Event will be deemed to have occurred at such time after the original issuance of the Debenture as:

                           (1) any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act), other than James K. Schuler or his heirs or assigns, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, or

                           (2) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sales or transfer of all or substantially all of the assets of the Company to another Person (other than a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversation or exchange of outstanding shares of Class A Common Stock into solely shares of Class A Common Stock).

PROVIDED, HOWEVER, that a Risk Event will not be deemed to have occurred if either (i) the closing price per share of the Class A Common Stock for any five trading days within the period of ten consecutive trading days ending immediately before the Risk Event shall equal or exceed 105% of the conversion price of the Debentures in effect on each such trading day, or (ii) at least 90% of the consideration to be paid for the Class A Common Stock (excluding cash payments for fractional shares) in the transaction or transactions constituting the Risk Event consists of shares of common stock traded on a national securities exchange or quoted on the NASDAQ National Market System and as a result of such transaction, or transactions the Debentures become convertible solely into such common stock. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution or the Indenture. (SECTION 16.03) The phrase "substantially all of the assets of the Company" as used in the definition of Risk Event would be interpreted under Delaware law. In what is generally considered the most definitive opinion by a Delaware court concerning this phrase, the court indicated that a transaction will involve substantially all of the assets of a corporation if it involves the sale or transfer of assets quantitatively vital to the operation of the corporation and is out of the ordinary and substantially affects the existence and purpose of the corporation. Accordingly, under Delaware law, the definition of such phrase is subjective and there might be circumstances in which it would be difficult to determine if a particular transaction constituted a Risk Event.

                  The right to require the Company to repurchase Debentures as a result of the occurrence of a Risk Event could create an event of default under future Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "-Subordination of Debentures." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's current bank credit agreement.

                  Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and Rule 14e-1 under the Exchange Act imposes certain other requirements in connection with a tender offer. Such rules may apply in the event that the repurchase option becomes available to holders of the Debentures. The Company will comply with these rules and any other securities laws and regulations to the extent applicable at that time.

                  The foregoing provisions would not necessarily afford holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders. Management of the Company could initiate certain transactions not constituting Risk Events that could cause a material decline in credit quality, including any transaction where the closing price per share of Class A Common Stock for any five trading days within the period of ten consecutive trading days ending immediately before the management initiated transaction equals or exceeds 105% of the conversion price of the Debentures in effect on each such trading day as specified above in the definition of Risk Event.

                  The Risk Event repurchase provisions of the Debentures may in certain circumstances make more difficult, discourage or delay a take-over of the Company and the removal of incumbent management in connection with any takeover attempt. The Risk Event repurchase provisions are the result of negotiations between the Company and the Underwriters.

CONSOLIDATION, MERGER AND SALE OF ASSETS

                  The Company, without the consent of the holders of any of the Debentures under the Indenture, may consolidate with or merge into any other Person (as defined) or convey, transfer or lease its assets substantially as an entirety to any Person, provided that: (i) the successor is a Person, organized under the laws of any domestic jurisdiction; (ii) the successor Person, if other than the Company, assumes the Company's obligations on the Debentures and under the Indenture; (iii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and (iv) certain other conditions are met. (SECTION 12.01)

MODIFICATION OF THE INDENTURE

                  The Indenture contains provisions permitting the Company and the Subordinated Debentures Trustee, with the consent of the holders of a majority of the principal amount of the Debentures at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debentures, except that no such modification shall (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable on redemption thereof, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the principal, interest and premium, if any are payable, modify the subordination provisions in a manner adverse to the Debenture holders or impair the right to convert the Debentures into Class A Common Stock subject to the terms set forth in the

Indenture, without the consent of the holder of each Debenture so affected, or
(ii) reduce the aforesaid percentage of Debentures, the consent of the holders of which is required for any such modification, without the consent of the holders of all of the Debentures then outstanding. (SECTION 11.02)

SATISFACTION AND DISCHARGE

                  The Company may discharge its obligations under the Indenture to holders of any Debentures which have not already been delivered to the Subordinated Debentures Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by depositing with the Subordinated Debentures Trustee, in trust, funds sufficient to pay at maturity or upon redemption the principal and premium, if any, and interest due or to become due on such Debentures, together with any other funds owed under the Indenture. (SECTION 13.01)

GOVERNING LAW

                  The Indenture and the Debentures provide that they are to be governed by and construed in accordance with the laws of the State of Delaware. (SECTION 17.04)

9% SENIOR NOTES DUE 2008

                  A description of the Registrants 9% Senior Notes due 2008 to be registered hereby is contained in the section entitled "Description of Notes" included in the Registration Statement on Form S-4, No. 333-57723, of Schuler Residential filed with the Commission on June 25, 1998 and is hereby incorporated by reference and filed herewith as Exhibit 99.1.

CLASS A COMMON STOCK

GENERAL

                  The Company's authorized capital stock currently consists of 170,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. One hundred and twenty million shares of the Company's Common Stock are designated as Class A Common Stock and 50,000,000 shares are designated as Class B Common Stock.

                  Stockholders are entitled to any dividends declared by the board of directors out of any legally available funds and are entitled to receive on a pro rata basis all of the Company's assets that are available for distribution to the stockholders in the event of the liquidation, dissolution, or winding up of the Company. Stockholders do not have any pre-emptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock in any subsequent offering. Each class of Class B Common Stock may be converted into one share of Class A Common Stock at any time.

VOTING RIGHTS

                  The Company's board of directors currently consists of nine members. The Company's certificate of incorporation provides that so long as at least 14 million shares of Class B Common Stock are issued and outstanding, the holders of Class A Common Stock, voting as a separate class, will have the right to elect five directors, and the holders of Class B Common Stock, voting as a separate class, will have the right to elect five of the Company's directors. If there are less than 14 million shares of Class B Common Stock issued and outstanding, the holders of Class A Common Stock, voting as a separate class, will have the right to elect six directors, and the holders of Class B Common Stock, voting as a separate class, will have the right to elect three directors. If there is only one class of Common Stock for which there are shares issued and outstanding, the holders of that class of Common Stock will have the right to elect the entire board of directors.

                  The Company's stockholders are entitled to one vote for each share of Class A Common Stock held of record by that stockholder and to one-half vote for each share of stock of Class B Common Stock held of record by that stockholder. In most matters other than the election of directors, the holders of a majority of the stock present or represented at a meeting at which a quorum is present and entitled to vote on the subject matter, may approve any subject matter properly before stockholders. The Company's certificate of incorporation provides that approval by at least two-thirds of the shares of the Class A Common Stock and at least two-thirds of the shares of the Class B Common Stock, each voting separately as a single class, is necessary to approve specific types of business transactions with a person, corporation or other entity who is or was the beneficial owner of 10% or more of the outstanding shares of the Company's voting stock. If there are no shares of Class B Common Stock issued and outstanding, the affirmative vote of the holders of a majority of the combined voting power of all of the shares of the Company's stock entitled to vote in the election of directors, voting together as a single class, may approve the business transaction. However, if the transaction is approved by at least two-thirds of the entire board of directors, the foregoing approval requirements may be reduced to the level otherwise authorized by law or by the certificate of incorporation. In addition, the certificate of incorporation provides that the affirmative vote of the majority of the shares of the Class A Common Stock and the majority of the shares of the Class B Common Stock, each voting separately as a single class, is required to approve extraordinary transactions, such as a merger, a sale of substantially all of the Company's assets, the liquidation of the company or certain reclassifications of securities. The Company's certificate of incorporation also provides that as long as there are any outstanding shares of Class B Common Stock, the affirmative vote of at least two-thirds of the shares of the Class A Common Stock and at least two-thirds of the shares of the Class B Common Stock, each voting separately as a single class, is required to alter, amend or repeal any provision of the certificate of incorporation which currently provides that approval of a matter requires the affirmative vote of at least two-thirds of the shares of the Class A Common Stock and at least two-thirds of the shares of the Class B Common Stock, each voting separately as a single class.

                  The Company's certificate of incorporation provides that as long as there are any shares of Class B Common Stock outstanding, any director elected by the vote of the Class B

Common Stock may only be removed upon the affirmative vote of two-thirds of all of the shares of Class B Common Stock entitled to vote in the election of directors, voting as a separate class, and any director elected by the vote of the Class A Common Stock may only be removed upon the affirmative vote of two-thirds of all of the shares of Class A Common Stock entitled to vote in the election of directors, voting as a separate class. If no shares of Class B Common Stock are outstanding, then any director or the entire board of directors may be removed upon the affirmative vote of a majority of all of the shares entitled to vote in the election of directors, voting as a single class.

                  The Company's certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing of the stockholders.

                  The Company's bylaws provide that vacancies on the board may be filled by a majority of the directors then in office, even if less than a quorum, and the directors so elected shall hold office for the unexpired term in respect of which the vacancy occurred or until the next annual election of directors. In addition, the certificate of incorporation provides that as long as there are any shares of Class B Common Stock outstanding, vacancies on the board that were filled by a director elected exclusively by the holders of Class B Common Stock may only be filled by a vote of the holders of the Class B Common Stock, voting as a separate class, or by the majority vote of the directors then in office that were elected by the holders of the Class B Common Stock, even if less than a quorum. Similarly, vacancies on the board that were filled by a director elected exclusively by the holders of Class A Common Stock may only be filled by a vote of the holders of Class A Common Stock, voting as a separate class, or by the majority vote of the directors then in office that were elected by the holders of the Class A Common Stock, even if less than a quorum.

                  The Company's stockholders may alter or amend the bylaws by the affirmative vote of the stockholders holding of record in the aggregate at least two-thirds of the outstanding shares of stock entitled to vote in the election of directors at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of the proposed alteration or amendment is included in the notice of the special meeting. In addition, the certificate of incorporation provides that so long as any shares of Class B Common Stock remain outstanding, the bylaws may only be altered, amended, or repealed by the affirmative vote of at least two-thirds of the outstanding shares of Class A Common Stock voting as a separate class and at least two-thirds of the outstanding Class B Common Stock voting as a separate class. If no shares of Class B Common Stock are issued and outstanding, the bylaws may be altered, amended or repealed by the affirmative vote of a majority of all of the shares issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class. The bylaws may be altered, amended or repealed by the affirmative vote of a majority of the board of directors present at any regular or special meeting of the board at which a quorum is present, except that the provisions of the bylaws fixing the number of directors may only be altered, amended or repealed by a vote of at least two-thirds of the entire board of directors.

REGISTRAR AND TRANSFER AGENT

                  The registrar and transfer agent for the Company's Class A Common Stock is

Mellon Investor Services LLC.

ITEM 2.           EXHIBITS.



Exhibit
No.              Description
-------          -----------

1.01             Indenture dated as of January 15, 1993, by and between Schuler
                 Residential and Bank of Hawaii, acting through its Pacific
                 Century Trust division, as successor to Bishop Trust Company,
                 Limited (incorporated herein by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-4, No. 333-48872 filed with the Commission on October 30, 2000).

1.02             Form of 6.5% Convertible Subordinated Debentures due 2003
                 (included in Exhibit 1.01).

1.03 First Supplemental Indenture dated as of April 2, 2001 by and among Schuler Residential, the Registrant and Bank of Hawaii, acting through its Pacific Century Trust Division, as Trustee.

1.04 Second Supplemental Indenture dated as of June 21, 2001 by and among Schuler Residential, the Registrant and Bank of Hawaii, acting through its Pacific Century Trust Division, as Trustee.

1.05             Indenture dated as of May 6, 1998 by and among Schuler
                 Residential, the Guarantors party thereto and U.S. Trust
                 Company of California, N.A., as Trustee (incorporated by reference to Exhibit 4.4 of Schuler Residential's Quarterly
                 Report on Form 10-Q filed with the Commission on March 31,
                 1998).

1.06             Form of 9% Senior Notes due 2008 (included in Exhibit 1.05).

1.07 First Supplemental Indenture dated as of February 26, 1999 by and among Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National Association, as
                 Trustee.

1.08 Second Supplemental Indenture dated as of July 15, 1999 by and among Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National Association, as
                 Trustee.

1.09 Third Supplemental Indenture dated as of July 27, 2000 by and among Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National Association, as
                 Trustee.

1.10 Fourth Supplemental Indenture dated as of October 20, 2000 by and among Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National Association, as
                 Trustee.

1.11 Fifth Supplemental Indenture dated as of June 21, 2001 by and among the Registrant, Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National
                 Association, as Trustee.

99.1             Pages 56 through 75 of the Registration Statement on Form
                 S-4, No. 333-57723, of Schuler Residential, Inc. filed with the Commission on June 25, 1998.



                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 21, 2001               SCHULER HOMES, INC.



                                    By:   /s/ THOMAS CONNELLY
                                       --------------------------------------
                                                  Thomas Connelly
                                                Senior Vice President,
                                        Chief Financial Officer and Secretary

                                INDEX TO EXHIBITS



Exhibit
No.              Description
-------          -----------


1.01             Indenture dated as of January 15, 1993, by and between Schuler
                 Residential and Bank of Hawaii, acting through its Pacific
                 Century Trust division, as successor to Bishop Trust Company,
                 Limited (incorporated herein by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-4, No. 333-48872 filed with the Commission on October 30, 2000).

1.02             Form of 6.5% Convertible Subordinated Debentures due 2003
                 (included in Exhibit 1.01).

1.03 First Supplemental Indenture dated as of April 2, 2001 by and among Schuler Residential, the Registrant and Bank of Hawaii, acting through its Pacific Century Trust Division, as Trustee.

1.04 Second Supplemental Indenture dated as of June 21, 2001 by and among Schuler Residential, the Registrant and Bank of Hawaii, acting through its Pacific Century Trust Division, as Trustee.

1.05             Indenture dated as of May 6, 1998 by and among Schuler
                 Residential, the Guarantors party thereto and U.S. Trust
                 Company of California, N.A., as Trustee (incorporated by reference to Exhibit 4.4 of Schuler Residential's Quarterly
                 Report on Form 10-Q filed with the Commission on March 31,
                 1998).

1.06             Form of 9% Senior Notes due 2008 (included in Exhibit 1.05).

1.07 First Supplemental Indenture dated as of February 26, 1999 by and among Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National Association, as
                 Trustee.

1.08 Second Supplemental Indenture dated as of July 15, 1999 by and among Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National Association, as
                 Trustee.

1.09 Third Supplemental Indenture dated as of July 27, 2000 by and among Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National Association, as
                 Trustee.

1.10 Fourth Supplemental Indenture dated as of October 20, 2000 by and among Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National Association, as
                 Trustee.

1.11 Fifth Supplemental Indenture dated as of June 21, 2001 by and among the Registrant, Schuler Residential, the Guarantors party thereto and U.S. Trust Company of California, National
                 Association, as Trustee.

99.1             Pages 56 through 75 of the Registration Statement on Form S-4,
                 No. 333-57723, of Schuler Residential, Inc. filed with the
                 Commission on June 25, 1998.

